EXHIBIT 99.1

July 9, 2010

Dear Stockholder:

Enclosed is your portion of the second quarter 2010 distribution to Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) stockholders.  The board of directors declared a second quarter 2010 distribution of $0.04625 per share payable to stockholders of record at the close of business on June 30, 2010. This represents the third consecutive quarter-to-quarter increase in distribution rates and equates to a 1.85% annualized yield assuming a purchase price of $10.00 per share or a 2.7% annualized yield based upon the December 31, 2009 ERISA value of $6.85 per share.  Our board of directors determines each distribution quarterly; therefore, the annualized yield is not necessarily indicative of future distributions. If you have invested through a trustee, or participate in Direct Deposit or the Distribution Reinvestment Program, a distribution statement is enclosed in lieu of a check.

We continue to make significant strides on our refinancing efforts.  We have addressed $926 million of our $1.1 billion of debt maturing in 2010.  Operationally, we have been very active on the leasing front, signing leases totaling almost 1.2 million square feet, some with national retailers such as Best Buy, Marshalls, T.J. Maxx, Bed Bath & Beyond, and Kohl’s, all of which have begun executing on their growth strategies that were previously put on hold during 2008 and 2009.  These leases should translate into increasing revenue flow towards the end of 2010 and into 2011.  Also, we have managed to stay focused on our cost reduction efforts, reducing property level expenses by approximately 9.3% in the first quarter 2010 when compared to the comparable period in 2009. For the remainder of 2010, our goals remain the same - to continue the solid progress on refinancing, re-leasing and cost reduction efforts; and as appropriate, to redirect cash flows to our stockholders by elevating distributions over time.

The Inland Western website (www.inlandwestern.com) is a valuable resource for current company information.  We recently hosted our 2010 First Quarter Update Webcast for stockholders.  This presentation is available under the Investor Relations section of our website.  We encourage stockholders to view this presentation and regularly visit our website for updated information.

If you have any questions regarding your Inland Western investment, please contact your financial advisor or Inland Western Investor Relations at 800.541.7661.

Sincerely,
INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Steven P. Grimes
President and Chief Executive Officer

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties could cause actual results to differ materially from those projected.  These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road  Oak Brook, Illinois 60523  800.541.7661  www.inlandwestern.com